EXHIBIT 21.1

List of Subsidiaries

Anadarko Gathering Company LLC, a Delaware limited liability company

Anadarko Wattenberg Company, LLC, a Delaware limited liability company

Chipeta Processing LLC, a Delaware limited liability company

Kerr-McGee Gathering LLC, a Colorado limited liability company

MIGC LLC, a Delaware limited liability company

Pinnacle Gas Treating LLC, a Texas limited liability company

Western Gas Operating, LLC, a Delaware limited liability company

Western Gas Wyoming, L.L.C., a Wyoming limited liability company

WGR Operating, LP, a Delaware limited partnership

Mountain Gas Resources, LLC, a Delaware limited liability company

Mountain Gas Transportation, LLC, a Delaware limited liability company